Exhibit 99.3

FOR IMMEDIATE RELEASE:

CONTACT:

Scott M. Boruff

Miller Energy Resources, Inc.

Phone: 423-663-9457

Fax: 423-663-9461

Web Site: http://www.millerenergyresources.com

Miller Energy Resources Acquiring Tennessee Operating Company, 350 Wells

HUNTSVILLE, TN- April 15, 2009- Miller Energy Resources, Inc., (OTC BB: MILL:OB) announced today that it has signed a letter of intent to acquire privately-owned East Tennessee Consultants (ETC), which owns and operates more than 350 oil and gas wells in Tennessee.

“This is the second of several acquisitions we are considering,” said Scott Boruff, Miller CEO. Earlier this month, Miller Energy Resources announced it had signed a letter of intent to acquire Ky-Tenn Oil, Inc. (KTO), a Tennessee-based firm with 180 wells on some 30,000 acres of leases in Fentress, Morgan and Scott counties.

“Many of the ETC wells are located on KTO leases, so it is a perfect fit for us. On a short term basis, we believe there will be a cost savings in operations. In the more important longer term, it gives us a majority interest in several oil and gas fields that have potential for water flooding, enhanced recovery or natural gas storage. ETC is an excellent production company, which in addition to operating its own wells, operates more than 100 wells for other owners. We look forward to merging their management team into our team as we continue to grow,” Boruff added.

About Miller Energy Resources, Inc.

Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating primarily in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin. Company chairman Deloy Miller has a successful track record spanning more than forty years in this Basin’s oil and gas industry. Since 1967, Miller has drilled or serviced over 5200 wells. This experience has positioned Miller as one of Tennessee’s premier energy companies.

Forward Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Miller Energy Resources, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Miller’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.